LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (hereinafter "Agreement") is entered into effective as of this 1st day of May, 2017 (the "Effective Date") by and between **Safariland, LLC** ("Buyer"), a limited liability company organized under the laws of Delaware with offices at 13386 International Parkway, Jacksonville, FL 32218; and **Security Devices International Inc.** ("Supplier"), a Delaware corporation with its principal place of business at 9325 Puckett Road, Perry, FL 32348. (For convenience, Buyer and Supplier are sometimes collectively referred to in this Agreement as the "Parties," and each individually as, a "Party.")

RECITALS

WHEREAS, Supplier desires to license its collapsible head technology ("SDI Technology") as part of an agreement to supply to Buyer certain parts, components and full-assembled bodies for less-lethal blunt impact projectiles ("BIP Standard"); and

WHEREAS, Buyer desires to license SDI technology as part of an agreement to purchase BIP Standard payloads for integration with and production of certain Safariland less-lethal impact munitions branded as Defense Technology, including, but not limited to, OC, CS, ML (Marking Liquid), MP (Marking Powder), MO (Mal-Odorant), DNA Marking and Glass Break rounds ("DTC BIP Munitions"); and

WHEREAS, Supplier believes that granting such a license to Buyer as part of an agreement to sell certain parts, components and full assembled bodies will allow its products and technology to increase its sales and reach more customers in a more efficient and faster manner than it would otherwise be able to achieve on its own;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Parties hereto agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

1.1. "DTC BIP Munitions" means end-products manufactured, sold and distributed by Buyer produced using or incorporating Products and SDI Technology.

1.2. "Products" means those less-lethal blunt impact projectiles known as SDI BIP Standard, which Supplier will sell to Buyer as "body only" without the casing, O-ring or charge, as listed in Exhibit A.

1.3. "SDI Patent(s)" means the U.S. Patents, U.S. Patent Applications, and foreign patents and patent applications listed in Exhibit B, which would include but not be limited to any improvements and/or modifications thereon made by SDI no matter the timing thereof. "Patents" also includes any patent applications that are filed after the Effective Date that relate to Products.

1.4. "SDI Technology" means certain proprietary rights to collapsible head technology listed in Exhibit B, including the SDI Patents.

1.5. "Territory" means North America.

2. SCOPE OF AGREEMENT

2.1 General. This Agreement specifies the terms and conditions under which Supplier will sell to Buyer the Products (as listed in Exhibit A) and licenses the SDI Technology (as detailed in Exhibit A) for Buyer to manufacture, sell and distribute certain DTC BIP Munitions.

2.2 Products. Subject to the terms and conditions of this Agreement, Supplier agrees to supply Products (as listed in Exhibit A) to Buyer. In supply of these Products, Supplier will modify the length of the body of the projectiles so that Products will fit into Buyer's aluminum bases.

2.3 Product Enhancements. In the event that Supplier enhances the Products in any way, Supplier shall notify Buyer of the enhancement and shall offer to Buyer such new or enhanced Products for purchase at prices as negotiated in good faith and mutually agreed by the Parties.

2.4 Exclusivity. During the Term of this Agreement, Supplier agrees that Buyer shall have the exclusive right to Products in the Territory, and that Supplier will not supply BIP Standard products or payload bodies to any third party for sale in the Territory nor license SDI Technology to any third party for manufacture, sale or distribution of BIP Standard and/or payload rounds in the Territory.

2.5 Manufacture. Buyer agrees that its manufacture of DTC BIP Munitions incorporating the Products or SDI Technology will be performed in the United States only.

2.6 No Alteration. Unless agreed by Supplier in writing, Buyer agrees that it will not alter any Products supplied by Supplier, except as required for the manufacture of DTC BIP Munitions.

2.7 No Reverse Engineering. Supplier agrees that it will not reverse engineer, reverse compile or otherwise attempt to derive methods or designs in which DTC BIP Munitions are created, or engage or allow a third party to do so, including Buyer's aluminum casing. Buyer agrees that it will not reverse engineer, reverse compile or otherwise attempt to derive methods or designs in which the Products supplied by Supplier are created, or engage or allow a third party to do so.

2.8 Specifications. In the event that Buyer modifies or changes the performance specifications (e.g., velocity, engagement distance, etc.) for DTC BIP Munitions, Supplier agrees that it will not modify or change its BIP Standard product specifications to equal or exceed Buyer's specifications. Notwithstanding the forgoing, Supplier may improve its products and these improvements relate generally to accuracy and minimum standoff distances and, as such, this section does not preclude Supplier from continuing this

research and development work or from implementing improvements to the rounds that result from this work.

3. LICENSE GRANT

3.1. License. Supplier hereby grants to Buyer, and Buyer hereby accepts, a limited, exclusive, paid-up royalty, worldwide license to utilize SDI Technology for the manufacture, production, marketing, sale and distribution of the DTC BIP Munitions (the "License") using parts, components and Products supplied by the Supplier.

3.2. Patent Maintenance. Supplier shall prosecute, at its sole expense, and pay all maintenance fees required to maintain the SDI Patents in force during the Term. Supplier shall prosecute and/or maintain the SDI Patents in the US Patent and Trademark Office either as a pending patent application or as an issued patent, and shall be responsible for all costs incurred. If Supplier during the License Term chooses not to prosecute or maintain the Patent either as a pending patent application or as an issued patent, Supplier shall give timely notice to Buyer to enable Buyer to assume prosecution or maintenance of the Patent without lapse at Buyer's expense in which case the Patent will be assigned to Buyer.

3.3. Cooperation in Infringement Actions or Actions Before the Patent and Trademark Office. In the event either Party becomes aware of infringing activity, it shall notify the other Party in writing. If any suit is to be commenced, Supplier and Buyer will endeavor to reach mutual agreement as to how best to: (i) prosecute, manage, and fund such suit, and (ii) allocate equitably any net recovery resulting from such suit. Buyer shall have the first right to institute suit, but is not obliged to pursue in its name and at its expense any legal actions to enjoin or to seek damages for infringement of the Patent. If Buyer decides to institute suit, it will notify Supplier in writing; and Buyer shall confer with Supplier and give due consideration to Supplier's input concerning any such suit. Supplier shall cooperate with Buyer in all such legal actions. Such cooperation shall include without limitation the naming of Supplier as a party in interest and the submission of affidavits and testimony (subject to Supplier's having reasonable input on all counsel selected to represent Supplier's interests). Buyer shall bear, and indemnify Supplier for all out of pocket (at cost) costs and liabilities in such legal action commenced by Buyer related to (a) any cooperation requested by Buyer in all such legal actions, (b) Supplier being named a party plaintiff in such suit (in which case Buyer shall pay reasonable attorney fees and costs for counsel to represent Supplier, such counsel to be designated by Buyer and reasonably acceptable to Supplier), and (c) submission of affidavits and testimony. In the event Buyer refuses to take action within sixty (60) days of its receipt of actual notice of the existence of such infringing activity, or sooner if the failure to take timely action shall prejudice the substantive rights of Supplier, Supplier shall be authorized, but in no way obligated, to take such action. Absent a mutual agreement to the contrary, any recovery of damages in any action shall be retained by the Party financing the litigation, and in the event the Parties jointly finance such litigation, any recovery of damages in excess of the actual

costs and expenses of such action shall be split equally, provided, however, that any damages assessed as lost profits of Buyer shall be paid to Buyer after recoupment of the actual costs and expenses of such legal action, if the Buyer was the initiating or responding Party to any such claim.

3.4. Improvements. "*Improvement*" means any and all new and useful process, manufacture, device, composition of matter or method of use first conceived, reduced to practice or developed after the Effective Date and during the Term of this Agreement which (a) improve or increase the performance, efficacy or safety of Products, (b) reduce the cost of manufacture of Products, or (c) otherwise relate to the manufacture or use of Products.

a. In the event of any Improvements made to Products by Supplier, Supplier shall own all right, title and interest in and to such improvements, and if a patent application is filed thereon, within the SDI Patents. However, in accordance with the terms of this Agreement, Buyer shall be granted License thereof to such Improvement(s) as per Section 3.1.

b. In the event of any Improvements made to Products by Buyer, Buyer shall own all right, title and interest in and to such Improvements, and to any patent application filed thereon. However, Buyer will grant a license thereto upon terms and conditions as agreed upon by the Parties.

c. In the event of any Improvements made jointly by Supplier and Buyer, both Parties shall own the rights to such Improvements jointly, provided, however, that Buyer shall have the limited, exclusive License rights to the Improvement(s).

3.5. Right of First Refusal. In the event that Supplier becomes insolvent or otherwise decides to sell or assign the SDI Technology or SDI Patents, Buyer shall have a right of first refusal to purchase all right, title and interest in and to the SDI Technology or SDI Patents upon terms and conditions as mutually agreed by the Parties. Supplier shall not offer the SDI Technology or SDI Patents to any third party without Buyer's prior written consent or without offering Buyer a right of first refusal in the manner set forth herein. In the event that Buyer may be offered the right to acquire the SDI Technology or SDI Patents, Buyer shall have sixty (60) days from its receipt of such offer to consider the offer, after which the Parties shall have an additional thirty (30) days (extendible upon mutual written consent) to negotiate the terms of Buyer's acceptance of such offer. During the pendency of this right of first refusal, Supplier shall neither disclose nor offer the SDI Technology or SDI Patents to any unrelated third party. Such purchase by Buyer will result in termination of this Agreement (except for those provisions intended to survive) and any outstanding obligations of the Parties at that time will be treated in accordance with the other provisions of this Agreement. If Buyer decides not to purchase the SDI Technology or SDI Patents, Supplier is free to assign the SDI Technology or SDI Patents to a third party on terms no more favorable to the third party than the terms that were offered to Buyer. All

assignments of the SDI Technology or SDI Patents shall be made subject to the terms of this Agreement.

4. TERM AND TERMINATION

4.1. Term of Agreement. This Agreement will commence as of the Effective Date and continue for a period of four years (the "Term"), unless terminated earlier pursuant to the terms of this Agreement. This Agreement shall renew automatically for one year periods unless Buyer provides written notice of non-renewal at least ninety (90) days prior to the expiration of the Term, provided that Buyer is not in material breach of this Agreement at such time; provided, however, Buyer and Supplier agree to negotiate in good faith a reasonable minimum annual quantity (the "Minimum Annual Quantity") for such renewal term. Any renewal term shall be identified as the "Term".

4.2. Minimum Annual Quantity. Prior to the beginning of year four (4), and for each subsequent renewal year of this Agreement, the Parties will negotiate in a good faith a reasonable "Minimum Annual Quantity" to be purchased by Buyer over the following renewal term.

4.3. Termination of Agreement. The Agreement may be terminated (a) by operation of law; (b) under the Termination section of the Agreement; or (c) without cause by Buyer upon ninety (90) days prior written notice of termination to Supplier. In the event of the expiration or earlier termination of this Agreement, each Party shall promptly and at its own expense deliver to the other Party all Confidential Information of the other Party in its possession.

4.4. Right to Immediate Termination. Either Party shall have the right to immediately terminate this Agreement by giving written notice to the other Party in the event that:

a. a material breach of any of the terms and conditions of this Agreement has been discovered;

b. fraud or misrepresentation with respect to entering into and/or the performance of this Agreement by either Party;

c. either Party files a petition for bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if either Party discontinues its business or a receiver is appointed for the either Party; or,

d. circumstances constituting reason to believe that a Party has engaged in illegal conduct or unethical business practices in connection with performance of this Agreement.

4.5. Cure for Breach. In the event of termination for breach of a material provision of this Agreement, the breaching Party shall have sixty (60) day period, or such other period as mutually agreed by the Parties in writing, to cure such breach.

4.6. Post Termination Rights. Upon the expiration or termination of this Agreement, Buyer shall have the license right to manufacture and sell through its inventory of DTC BIP Munitions incorporating Products. Notwithstanding the termination, Supplier also agrees that all orders issued prior to the expiration or termination of this Agreement will be fulfilled pursuant to the terms of this Agreement, even if the delivery dates are after expiration or termination, and Buyer shall have the right to utilize the license granted under this Agreement and incorporate Products for production and sale of DTC BIP Munitions. Upon termination of this Agreement for Supplier's breach, Buyer may, at its sole option, cancel any outstanding order for Products.

5. TERMS OF SALE

5.1. Prices. Supplier's prices for the Products are listed in Exhibit A for any purchase order of Products, payable in U.S. currency (the "Prices"). Beginning the first anniversary of this Agreement, and thereafter for each such annual anniversary, Supplier may increase the Prices once per year at each such annual anniversary by an amount not to exceed 3.75% of the immediate prior year's Prices.

5.2. Volume Discounts. Buyer shall be eligible for certain discounts from Prices for orders that are sufficiently large as to allow SDI to purchase equipment to automate the assembly process. The volume discounts are set forth on Exhibit A and shall be based on firm annual commitments.

5.3. Orders. Products may be ordered by Buyer from time to time in the form of a written purchase order signed by an authorized Buyer representative. Buyer shall have no obligation to purchase any Products other than those Products ordered by Buyer pursuant to a written purchase order signed by an authorized Buyer representative. Supplier shall have no obligation to supply Buyer any Products other than those Products ordered pursuant to Buyer's written and signed purchase order accepted by the Supplier. Except as otherwise provided for under this Agreement, all sales are final.

5.4. Not for Re-Sale. Buyer agrees that it will not resell the Products supplied by Supplier to any third party.

5.5. Delivery. Any delivery dates shall be as set forth in Buyer's purchase order or such other written sales order confirmed by Supplier. Supplier shall deliver Products on or before the delivery dates, provided that the Parties may agree to a revised delivery date upon written confirmation.

5.6. INCOTERMS. Delivery of Products shall be EX-WORKS (Supplier's Dock – Micron Products Inc., 25 Sawyer Passway, Fitchburg MA) in accordance with Incoterms 2010; provided that the Parties may upon mutual agreement specify alternative freight terms for any given Purchase Order. Each shipment will be packaged by Supplier and accompanied by packing slip detailing the unit count and/or weight.

5.7. Competent Authority. Supplier shall also provide Buyer with an approved Competent Authority Classification of Explosives (EX-number) with proper shipping and packaging instructions from the U.S. Department of Transportation for use in the transportation of the DTC DIB Munitions finished product.

5.8. Title and Risk of Loss. Title to, liability and risk of loss for all Products sold hereunder shall pass to Buyer in accordance with the specified INCOTERMS applicable to the delivery.

5.9. Payment Terms. The Parties agree that Buyer will pay a 50% deposit with all purchase orders. The balance shall be due and payable by Buyer in full within thirty (30) days of the date of Supplier's invoice. All payments shall be made in U.S. dollars via electronic funds transfer or by check.

5.10. Force Majeure. Supplier shall not be liable for failure to perform any of their obligations hereunder when such failure is caused by or resulting from:

a. strike, blacklisting, boycott or sanctions however incurred; or

b. an Act of God, public enemies, authority of law (including the withdrawal of any government authorization required by either of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto.

6. PRODUCT WARRANTY; QUALITY

6.1. Product Warranty. Supplier represents and warrants that, for a period of five (5) years from the date of delivery and acceptance by the end-user purchaser, all Products delivered by Supplier shall be (i) free from defects in material and workmanship; (ii) new condition of good and merchantable quality; and, (iii) meet and conform to the Product's design specifications as specified in Supplier's SDI Technology. All warranties specified above shall survive termination of this Agreement.

6.2. Quality. Supplier agrees to maintain a quality system that meets and is certified in accordance with ISO 9001:2008 for production of all Products.

6.3. Inspection. Supplier agrees that acceptance of delivery of Products shall be subject to inspection of the Products by the Buyer or any authorized third party to determine whether any item or items included in the shipment are in short supply, defective or damaged.

6.4. Defects. Buyer shall notify Supplier of any damages, defects and shortages detected in the Products or of any Product that does not conform to the foregoing Supplier's warranty in Section 6.1 or otherwise is non-conforming (any of which, collectively or individually, will be referred to as "Defective'), and Supplier shall, within ten (10) days after the receipt of such notice, investigate the claim of shortages, defects or damage, and inform Buyer of its findings.

6.5. Replacement of Defective Products. Supplier shall replace such Defective Products. For any return of Defective Products that is not replaced, Supplier will issue a refund to Buyer for the purchase price of the Defective Products upon the return of the Defective Products to the Supplier's factory and reimburse Buyer for all reasonable costs and expenses associated with the recall, return and/or replacement of Defective Product, all shipping charges associated with the recall and the purchase price of the Defective Products to cover administrative costs related to the recall.

6.6. Storage. Buyer agrees to store Products in a safe and commercially reasonable manner, as to not void the Products Warranty.

7. PRODUCT PACKAGING; LABELING; TRADEMARKS; SALES

7.1. Product Packaging. Supplier shall be responsible for packaging the Product in accordance with applicable laws, regulations and commercially acceptable standards, but in no case less than the requirements as set forth by Buyer.

7.2. Product Labeling. All product identifying marking are on the Products casing, and as such the Buyer shall be responsible for labeling all DTC BIP Munitions.

7.3. Sales Initiatives. Buyer and Supplier will meet or confer on sales and marketing initiatives for DTC BIP Munitions products, including the following:

- Create a Defense Technology-branded (or, other Buyer Trademark) specification sheet for DTC BIP Munitions;
- Create a sell sheets for DTC BIP Munitions;
- Feature DTC BIP Munitions products on Buyer's website;
- Market or advertise DTC BIP Munitions as covered by SDI Technology;
- Perform demonstrations or training of DTC BIP Munitions; and,
- Display DTC BIP Munitions at trade shows attended by Buyer.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Supplier represents, warrants and covenants that:

a. it has good title, free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership, to the SDI Technology licensed to Buyer; and,

b. it has good title, free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership, to the Products supplied to the Buyer; and,

c. the SDI Technology and Products do not, and will not, infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country and is free and clear of all liens, licenses, claims, and encumbrances; and,

d. it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict herewith; and,

e. there is no product liability complaint or infringement claim pending or threatened relating to Products or SDI Technology.

8.2. Independent Contractors. Neither Party shall enter into or have authority to enter into any contracts, agreements or engagements or make any representation or warranty or incur any liabilities on behalf of the other or pledge the credit of or otherwise bind or oblige the other Party hereto.

8.3. Fair Dealing. Parties shall, at all times during the Terms of this Agreement, conduct its respective businesses in a manner that will not reflect negatively on the Parties or its products and will not engage in any deceptive, misleading, illegal or unethical business practice. In performing its obligations hereunder, the Parties agree not to make any representations or give any warranties or guarantees to any person with respect to the Products, other than those representations, warranties or guarantees set forth in this Agreement.

8.4. Compliance with Laws. Supplier represents and warrants that it shall comply with all applicable laws, including Truth in Advertising. Supplier certifies and represents that it has not made or solicited and will not make or solicit any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any governmental offcial or any political party, party official or candidate, either directly or through an intermediary, corruptly for the purpose of influencing any official act, omission, or exercise of influence by the recipient, to assist such party in obtaining or retaining business.

9. EXPORT CONTROL LAWS

9.1. Each Party shall: (i) comply with all applicable export laws and regulations; (ii) cooperate with the other party in connection with any export compliance activities; and (iii) indemnify and hold harmless the other Party for any actual or alleged violation of applicable export laws and regulations.

10. CONFIDENTIAL INFORMATION

10.1. Definition. The term "Confidential Information" as used in this Agreement means secret, confidential or proprietary information of either Party, including without limitation, lists of buyer(s), customers, business methods, and products and supplies. The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the disclosing party. The term "Confidential Information" does not include information which is known to the receiving party prior to its disclosure to the receiving party, as evidenced by the receiving party's written records, or which is independently developed without using the confidential information.

10.2. Ownership. Ownership of all trade secrets of receiving party and the Confidential Information furnished or disclosed by disclosing party and shall remain the property of the same. Any reproductions, notes, specifications, manuals, summaries or similar documents relating to the trade secrets and Confidential Information shall become and remain the property of disclosing party immediately upon creation.

10.3. Nondisclosure. The receiving party agrees that it will not, during or after the term of this Agreement for so long as any such information remains trade secrets, use or permit the duplication or disclosure of any trade secrets (other than to an employee of receiving party who must have such information for the sole purpose of supplying the Products contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the disclosing party. The receiving party agrees that it will not, for a period commencing with the date of this Agreement and for so long thereafter, up to a maximum of three (3) years after termination of this Agreement, as any such information remains competitively sensitive, use or permit the duplication or disclosure of any Confidential Information of disclosing party to any person (other than to an employee of receiving party who must have such information for the sole purpose of supplying the Products, SDI Technology and SDI Patents contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the disclosing party.

10.4. Test Results. The Parties agree that they will share with one another any test results that relate to Products only to the extent that such tests are for the purposes of human effects testing or to determine the accuracy and effectiveness of the rounds. For avoidance of doubt, test data will not include purely internal testing as the exchange of test results shall cover only testing that is used as a basis for any publicly released information. The test results will be shared by the parties for internal purposes only and will not be disseminated to the public or any non-affiliated third party.

11. INDEMNIFICATION; INSURANCE

11.1. Indemnification of Supplier. Supplier shall indemnify and hold harmless Buyer from and against any and all liabilities, damages, claims, deficiencies, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, a "Loss") with respect to or arising out of: (a) breach or violation by Supplier of any of his material representations, warranties, covenants or agreements contained in this Agreement; (b) any negligent act or omission of Supplier, or its officers, employees or agents, in the supply of Products; and (c) any claim of infringement of third-party intellectual property rights.

11.2. Indemnification of Buyer. Buyer shall indemnify and hold harmless Supplier from and against any and all liabilities, damages, claims, deficiencies, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, a "Loss") with respect to or arising out of: (a) breach or violation by Buyer of any of his material representations, warranties, covenants or agreements contained in this Agreement; (b) any negligent act or omission of Buyer, or its officers, employees or agents, in the manufacture or sale of DTC BIP Munitions; and (c) any third-party claim resulting from misrepresentations made by the Buyer as to the safety, efficacy, accuracy or any other performance metric of the DTC BIP Munitions.

11.3. Insurance. Supplier shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a reputable and qualified insurance company licensed to do business in the United States, comprehensive Commercial General Liability (including Product Liability insurance) with limits of no less than $5,000,000.00, combined single limit bodily injury and property damage, per occurrence and in the aggregate. Such policy shall provide protection in accordance with the terms of the insurance policy provided to the Buyer by the Supplier. Further, Supplier shall provide Buyer with 30 days prior notice of cancellation of any of the insurance required under this section.

12. NOTICES

12.1. All notices, certificates, acknowledgments and other reports shall be in writing and shall be properly delivered when duly mailed, e-mailed or faxed to the address set forth below.

If as to Supplier:

Security Devices International, Inc.
107 Audubon Rd., Suite 201
Wakefield, MA 01880
Attn: Bryan Ganz, President

and, as to Buyer:

Safariland, LLC
1855 South Loop
Casper, WY 82601
Attn: Dave DuBay, Vice President, Less Lethal

with a copy to:

Safariland, LLC
13386 International Parkway
Jacksonville, FL 32218
Attn: Julio Salvador, Vice President, Legal

13. MISCELLANEOUS

13.1. Publicity. The Parties agree to jointly author a press release or other public announcement concerning this Agreement as mutually agreeable to both Parties. Without limitation, no press release or public announcement will be made without the mutual written consent of both Parties. Also, the Parties agree to not publicize or disclose the existence or terms of this Agreement to any third party without the prior written consent of the other except as required by law.

13.2. Governing Law and Venue. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to the conflicts of laws provisions thereof, and shall be subject to the exclusive jurisdiction of the federal or state courts located in New York County, New York.

13.3. No Joint Venture. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

13.4. Third-Party Beneficiaries. Nothing in this Agreement shall confer any benefit on any person who is not a party to this Agreement.

13.5. Assignment. This Agreement may not be assigned by either Party without the prior written agreement of the other Party, which shall not be unreasonably withheld, conditioned, or delayed.

13.6. Entire Agreement. This Agreement, together with the attachments specifically referenced in this Agreement and properly executed pursuant to the terms of this Agreement,

constitutes the entire agreement between the Parties with respect to the matters contained herein and supersedes all prior oral or written representations or agreements.

13.7. Agreement Binding on Successors. The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators and successors.

13.8. Severability. If any article, provision, or term of this Agreement becomes or is deemed invalid or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, such article, provision, or term shall be deemed reformed or deleted, but only to the extent necessary to comply with any statute, regulation, ordinance, executive order, or other rule of law, and all other articles, provisions, and terms of this Agreement shall remain in full force and effect.

13.9. Waiver. No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

13.10. Amendment. This Agreement can be modified or amended only by the written agreement of the Parties.

[signature page follows]

EXHIBIT B

SDI Technology

1. Technical Data Package

- Competent Authority
- Technical Drawings
- Packaging
- Instructions

2. Patents

Name	Description	Application No.; Filing Date; Patent No.	Abstract
Non-Lethal Projectile	Issued Patent	12/952,335; November 23, 2010; 8,061,276	A projectile is provided for use in a non-lethal weapon system. The projectile includes a first body with a longitudinal axis. The projectile having kinetic energy is launched substantially along the longitudinal axis in the direction of a target. The projectile preferably includes a second body with the same longitudinal axis and a hollow. A portion of the first body fits marginally within the hollow. The elastic mechanism includes an elastic deformation of the first body and/or second body while the first body is forced into the hollow during the impact.
Payload Carrying Arrangement for a Non-Lethal Projectile	Pending Application	15/209,428; July 13, 2016	A payload dispersion system for a non-lethal projectile including a resilient layer and a marker packet having a hollow body including a lower surface, at least a partial opening centrally disposed, an upper surface, a volume formed by the lower surface, the at least a partial opening and the upper surface and a payload contained within the volume. The upper surface of the marker packet includes a wall and at least one weakened portion within the wall. The lower surface of the marker packet contacts an upper surface of the resilient layer.

3. Trademarks

- BIP™

Reference - U.S. Trademark Application Serial No. 87427037 filed by Security Devices International Inc.

4. Marketing

Safariland may market the Products as "with SDI Technology" or other reference to license from Security Devices International, Inc.